Exhibit 99

Meridian Bancorp, Inc. Reports Record Second Quarter and Record First Half Net Income

Contact: Richard J. Gavegnano, Chairman, President and Chief Executive Officer

(978) 977-2211

Boston, Massachusetts (July 21, 2020): Meridian Bancorp, Inc. (the “Company” or “Meridian”) (NASDAQ: EBSB), the holding company for East Boston Savings Bank (the “Bank”), announced net income of $17.3 million, or $0.34 per diluted share, for the quarter ended June 30, 2020, compared to $13.0 million, or $0.25 per diluted share, for the quarter ended March 31, 2020 and $15.2 million, or $0.29 per diluted share, for the quarter ended June 30, 2019. For the six months ended June 30, 2020, net income was $30.3 million, or $0.60 per diluted share, up from $30.2 million, or $0.59 per diluted share, for the six months ended June 30, 2019. The Company’s return on average assets was 1.08% for the quarter ended June 30, 2020, compared to 0.82% for the quarter ended March 31, 2020 and 0.97% for the quarter ended June 30, 2019. For the six months ended June 30, 2020, the Company’s return on average assets was 0.95%, down from 0.97% for the six months ended June 30, 2019. The Company’s return on average equity was 9.45% for the quarter ended June 30, 2020, compared to 7.09% for the quarter ended March 31, 2020, and 8.75% for the quarter ended June 30, 2019. For the six months ended June 30, 2020, the Company’s return on average equity was 8.27%, down from 8.79% for the six months ended June 30, 2019.

Richard J. Gavegnano, Chairman, President and Chief Executive Officer, said, “Despite the unprecedented challenges brought on by COVID-19, I am pleased to report record net income of $17.3 million for the second quarter of 2020, up $2.1 million, or 14%, from the prior second quarter record in 2019. This improvement in quarterly results reflects continued growth in net interest income, a $4.2 million gain on sale of a Bank property in South Boston and a decline in operating expenses, despite bolstering our reserves with a $9.6 million provision for loan losses. We are experiencing one of the most unique periods in our long history and management has shifted their focus and allocated available resources to minimizing COVID-19’s impact on the Bank and our customers, community and shareholders. We have kept our branches available, supported our loan customers with temporary modifications and ensured our employees did this in the safest manner possible.”

Mr. Gavegnano continued, “We began working with our loan customers in March, making accommodations for their existing loans to help ease them through the pandemic. As government mandated shutdowns took effect and more people were unemployed, primarily in April and May, we maintained an active understanding of evolving government programs and suspended accounting rules to ensure our customers were taking advantage of these opportunities as needed. This includes successfully executing the Small Business Administration’s Paycheck Protection Program (“PPP”) and providing modifications to existing commercial and residential loans. I was happy with the Bank’s execution in assisting our customers when they needed it most.”

The Company’s net interest income was $47.4 million for the quarter ended June 30, 2020, up $2.3 million, or 5.0%, from the quarter ended March 31, 2020, and up $4.9 million, or 11.5%, from the quarter ended June 30, 2019. The interest rate spread and net interest margin on a tax-equivalent basis were 2.86% and 3.10%, respectively, for the quarter ended June 30, 2020 compared to 2.67% and 2.99%, respectively, for the quarter ended March 31, 2020 and 2.48% and 2.82%, respectively, for the quarter ended June 30, 2019. For the six months ended June 30, 2020, net interest income increased $7.4 million, or 8.7%, to $92.5 million from the six months ended June 30, 2019. The interest rate spread and net interest margin on a tax-equivalent basis were 2.76% and 3.05% for the six months ended June 30, 2020 compared to 2.53% and 2.85% for the six months ended June 30, 2019. The increases in net interest income for the quarter and six months ended June 30, 2020 compared to the respective prior periods were primarily due to the substantial reduction in the cost of funds.

Total interest and dividend income totaled $62.2 million for the quarter ended June 30, 2020, down $3.9 million, or 5.9%, from the quarter ended March 31, 2020, primarily due to a decrease in yield on loans on a tax-equivalent basis of 17 basis points to 4.37% and a decrease in yield on other interest-earning assets of 139 basis points to 0.40%. Compared to the quarter ended June 30, 2019, total interest and dividend income decreased $4.1 million, or 6.2%, primarily due to a decrease in yield on loans on a tax-equivalent basis of 10 basis points and a decrease in yield on other interest-earning assets of 229 basis points. The Company’s yield on interest-earning assets on a tax-equivalent basis was 4.06% for the quarter ended June 30, 2020, down 29 basis points from the quarter ended March 31, 2020 and 32 basis points from the quarter ended June 30, 2019. For the six months ended June 30, 2020, the Company’s total interest and dividend income totaled $128.2 million, a decrease of $2.6 million, or 2.0%, from the six months ended June 30, 2019, primarily due to a decrease in yield on other interest-earning assets of 181 basis points to 1.03% for the six months ended June

30, 2020 compared to the six months ended June 30, 2019. The Company’s yield on interest-earning assets on a tax-equivalent basis decreased 16 basis points to 4.20% for the six months ended June 30, 2020, compared to the same period in 2019.

Total interest expense totaled $14.8 million for the quarter ended June 30, 2020, down $6.1 million, or 29.4%, from the quarter ended March 31, 2020, and down $9.0 million, or 37.9%, from the quarter ended June 30, 2019. Interest expense on deposits decreased to $10.6 million for the quarter ended June 30, 2020, down $6.2 million, or 36.8%, from the quarter ended March 31, 2020 and $10.1 million, or 48.7%, from the quarter ended June 30, 2019 primarily due to a decrease in average total deposits to $4.844 billion and a decrease in the cost of average total deposits to 0.88% from 1.38% for the quarter ended March 31, 2020, and 1.66% for the quarter ended June 30, 2019. Interest expense on borrowings totaled $4.2 million for the quarter ended June 30, 2020, up $37,000, or 0.9%, from the quarter ended March 31, 2020 primarily due to an increase in average total borrowings to $754.4 million, partially offset by a decrease of 32 basis points in the average cost of borrowings to 2.23%. Compared to the quarter ended June 30, 2019, interest expense on borrowings increased $1.0 million, or 32.9%, primarily due to an increase of $222.0 million, or 41.7%, in average total borrowings, partially offset by a 14 basis point decrease in the average cost of borrowings. The Company’s total cost of funds was 1.06% for the quarter ended June 30, 2020, down 46 basis points from the quarter ended March 31, 2020 and down 67 basis points from the quarter ended June 30, 2019. Total interest expense totaled $35.7 million for the six months ended June 30, 2020, down $10.0 million, or 21.8%, from the six months ended June 30, 2019. Interest expense on deposits decreased to $27.4 million for the six months ended June 30, 2020, down $12.4 million, or 31.3%, from the six months ended June 30, 2019 primarily due to a decrease in average total deposits to $4.866 billion and a decrease in the cost of average total deposits to 1.13% from 1.62% for the six months ended June 30, 2019. Interest expense on borrowings totaled $8.3 million for the six months ended June 30, 2020, up $2.5 million, or 41.9%, from the six months ended June 30, 2019 primarily due to an increase in average total borrowings to $704.6 million and an increase of 25 basis points in the average cost of borrowings to 2.38%. The Company’s total cost of funds was 1.29% for the six months ended June 30, 2020, down 38 basis points from the six months ended June 30, 2019.

Mr. Gavegnano noted, “Our net interest margin improved to 3.10% for the quarter and 3.05% for the six months ended June 30, 2020, due to increases in net interest income of 12% and 9%, respectively. This is the result of maintaining our loan yields while aggressively reducing our funding costs. We expect our cost of funds to continue to decline as term deposits and advances mature and are replaced at significantly lower rates.”

The Company’s provision for loan losses was $9.6 million for the quarter ended June 30, 2020, compared to $725,000 for the quarter ended March 31, 2020 and $78,000 for the quarter ended June 30, 2019. The allowance for loan losses was $60.5 million or 1.06% of total loans at June 30, 2020, compared to $50.9 million or 0.89% of total loans at March 31, 2020, and $50.3 million or 0.87% of total loans at December 31, 2019 and $53.9 million or 0.92% of total loans at June 30, 2019. The increases in the provision and coverage ratio reflect the application of economic uncertainties and market volatility caused by COVID-19 to the factors used to determine the Company’s provision.

Net charge-offs totaled $40,000 for the quarter ended June 30, 2020 compared to net charge-offs of $101,000 for the quarter ended March 31, 2020 and net charge-offs of $210,000 for the quarter ended June 30, 2019. For the six months ended June 30, 2020, net charge-offs totaled $141,000 compared to net charge-offs of $287,000 for six months ended June 30, 2019.

Non-accrual loans were $3.8 million, or 0.07% of total loans outstanding, at June 30, 2020; up $631,000, or 19.8%, from March 31, 2020; and up $415,000 or 12.2% from December 31, 2019 and down $2.2 million or 36.8%, from June 30, 2019. Non-performing assets were $3.8 million, or 0.06% of total assets, at June 30, 2020, compared to $3.2 million, or 0.05% of total assets, at March 31, 2020, $3.4 million, or 0.05% of total assets, at December 31, 2019, and $6.0 million, or 0.09% of total assets at June 30, 2019.

Mr. Gavegnano noted, “We have reserved $9.6 million this quarter through the provision for loan losses, increasing our coverage ratio to 1.06%. We have been prudently adjusting our reserves throughout the quarter to incorporate the modifications being executed in support of our customers.  As of June 30, 2020, we had applied COVID-19 related modifications to approximately 13% of our loan portfolio. Management’s focus over the next several quarters will be on monitoring these modified loans through constant analysis and communication with the customer. These efforts will allow us to quantify our exposure and apply the results to determine a reasonable provision for loan losses.”

Non-interest income was $8.7 million for the quarter ended June 30, 2020, up from a loss of $831,000 for the quarter ended March 31, 2020 and $3.0 million for the quarter ended June 30, 2019. Non-interest income increased $9.5 million, or 1,141.9%, compared to the quarter ended March 31, 2020, due primarily to a $4.2 million gain on sale of assets and a $2.0 million gain on marketable equity securities, net, reflecting increases in market valuations in the second quarter of 2020 compared to a $4.3 million loss on marketable equity securities, net, in the first quarter of 2020, partially offset by decreases of $709,000 in loan fees and $293,000 in mortgage banking gains, net. Compared to the quarter ended June 30, 2019, non-interest income increased $5.7 million due primarily to a $4.2 million gain on sale of asset and an increase of $1.8 million in gain on marketable equity securities, net, partially offset by a decrease of $340,000 in customer service fees. For the six months ended June 30, 2020, non-interest income increased $1.0 million, or 15.4% to $7.8 million from $6.8 million for the six months ended June 30, 2019 primarily due to a $4.2 million gain on sale of asset in the second quarter of 2020, and increases of $509,000 in loan fees and $388,000 in mortgage banking gains, net, partially offset by a $2.3 million loss on marketable equity securities, net for the six months ended June 30, 2020, compared to a $1.5 million gain on marketable equity securities, net for the six months ended June 30, 2019, and by a decrease of $340,000 in customer service fees.

Non-interest expenses were $23.3 million, or 1.46% of average assets for the quarter ended June 30, 2020, compared to $26.3 million, or 1.66% of average assets for the quarter ended March 31, 2020 and $25.1 million, or 1.60% of average assets for the quarter ended June 30, 2019. Non-interest expenses decreased $3.0 million, or 11.5%, compared to the quarter ended March 31, 2020, due primarily to decreases of $2.1 million in salaries and employee benefits, $302,000 in professional services, $209,000 in other general and administrative, $200,000 in marketing and advertising, and $185,000 in occupancy and equipment. Non-interest expenses decreased $1.8 million, or 7.2%, compared to the quarter ended June 30, 2019, due primarily to decreases of $1.1 million in salaries and employee benefits, $323,000 in deposit insurance, $290,000 in general and administrative and $269,000 in marketing and advertising, partially offset by an increase of $124,000 in data processing. For the six months ended June 30, 2020, non-interest expenses decreased $1.3 million, or 2.5%, to $49.6 million from $50.9 million for the six months ended June 30, 2019 due primarily to decreases of $776,000 in salaries and employee benefits, $666,000 in deposit insurance, $405,000 in other general and administrative and $201,000 in marketing and advertising, partially offset by increases of $417,000 in occupancy and equipment and $291,000 in data processing. The increases in occupancy and equipment expenses and data processing include costs associated with the expansion of our branch network, including one new branch that opened in the third quarter of 2019, one new branch that opened in the fourth quarter of 2019 and two new branches that are anticipated to open late in July 2020. The Company’s efficiency ratio was 46.79% for the quarter ended June 30, 2020 compared to 54.18% for the quarter ended March 31, 2020 and 55.57% for the quarter ended June 30, 2019. For the six months ended June 30, 2020 the efficiency ratio is 50.44% compared to 56.38% for the six months ended June 30, 2019.

Mr. Gavegnano added, “We lowered our efficiency ratio to 47% and 50% for the quarter and six months ended June 30, 2020, respectively, due to the gain on sale of our former operations center in South Boston and a successful effort to limit our overhead expenses during the COVID-19 shutdowns. Our commitment to our community will continue as we invest in the expansion of our branch network by the planned opening of three new locations in the metropolitan Boston area communities of Salem, Woburn and Brookline in the third quarter.”

The Company recorded a provision for income taxes of $5.8 million for the quarter ended June 30, 2020, reflecting an effective tax rate of 25.2%, compared to $4.2 million, or an effective tax rate of 24.6%, for the quarter ended March 31, 2020, and $5.1 million, or an effective tax rate of 25.0%, for the quarter ended June 30, 2019. For the six months ended June 30, 2020 the provision for income taxes was $10.1 million, reflecting an effective tax rate of 24.9%, compared to $9.8 million, reflecting an effective rate of 24.4% for the period of June 30, 2019.

Total assets were $6.418 billion at June 30, 2020, up $69.4 million, or 1.1%, from $6.349 billion at March 31, 2020 and up $74.3 million, or 1.2%, from $6.344 billion at December 31, 2019. Net loans were $5.654 billion at June 30, 2020, up $14.5 million from March 31, 2020, and down $43.2 million, or 0.8%, from December 31, 2019. Loan originations totaled $353.1 million during the quarter ended June 30, 2020 and $792.7 million for the six months ended June 30, 2020. The net decrease in loans for the six months ended June 30, 2020 was primarily due to decreases of $140.6 million in commercial real estate loans, $61.5 million in multi-family loans and $23.7 million in one- to four-family loans, partially offset by increases of $155.7 million in commercial and industrial loans, $35.5 million in construction loans and $4.8 million in home equity lines of credit. The increase in commercial and industrial loans includes the origination of 401 PPP loans totaling $123.7 million. Cash and due from banks was $508.6 million at June 30, 2020, an increase of $102.2 million, or 25.2% from December 31, 2019. Securities, at fair value, were $29.4 million at June 30, 2020, a decrease of $896,000, or 3.0%, from $30.3 million at December 31, 2019.

Total deposits were $4.820 billion at June 30, 2020, down $1.6 million, or less than 0.01%, from $4.822 billion at March 31, 2020 and $101.1 million, or 2.1%, from $4.921 billion at December 31, 2019. The net decrease in deposits for the six months ended June 30, 2020 reflects a $338.8 million decrease in certificates of deposit, including a $239.4 million reduction in brokered deposits. Core deposits, which exclude certificates of deposit, increased $237.7 million, or 7.1%, during the six months ended June 30, 2020 to $3.589 billion, or 74.5% of total deposits. The increase in core deposits for the six months ended June 30, 2020 includes a $185.8 million increase, or 35.4%, in non-interest bearing demand deposits to $709.9 million. Total borrowings were $804.1 million at June 30, 2020, up $58.2 million, or 7.8%, from March 31, 2020 and $167.9 million, or 26.4%, from December 31, 2019.

Total stockholders’ equity increased $14.7 million, or 2.0%, to $734.3 million at June 30, 2020 from $719.6 million at March 31, 2020, and increased $7.7 million, or 1.1%, from $726.6 million at December 31, 2019. The increase for the six months ended June 30, 2020 was primarily due to net income of $30.3 million and $2.9 million related to stock-based compensation plans, partially offset by the repurchase of one million shares of the Company’s common stock related to the stock repurchase program at a total cost of $17.7 million and dividends of $0.16 per share totaling $8.0 million. Stockholders’ equity to assets was 11.44% at June 30, 2020, compared to 11.34% at March 31, 2020 and 11.45% at December 31, 2019. Book value per share increased to $14.01 at June 30, 2020 from $13.61 at December 31, 2019. Tangible book value per share increased to $13.59 at June 30, 2020 from $13.19 at December 31, 2019. Market price per share decreased $8.49 or 42.3%, to $11.60 at June 30, 2020 from $20.09 at December 31, 2019. The Company and the Bank elected to be subject to the Community Bank Leverage Ratio and at June 30, 2020 exceeded the minimum requirement to be well capitalized with ratios of 11.19% for the Company and 10.63% for the Bank.

The Company did not repurchase any of its shares during the quarter ended June 30, 2020. The Company has repurchased 4,698,165 shares of its stock at an average price of $15.66 per share since August 2015.

Mr. Gavegnano concluded, “COVID-19 has brought unprecedented challenges to the financial services industry. We are well-equipped with capital and liquidity and will leverage our resources to steer the Bank and our customers through these difficult times.”

Meridian Bancorp, Inc. is the holding company for East Boston Savings Bank. East Boston Savings Bank, a Massachusetts-chartered stock savings bank founded in 1848, operates 40 branches in the greater Boston metropolitan area, including 39 full-service locations and one mobile branch. We offer a variety of deposit and loan products to individuals and businesses located in our primary market, which consists of Essex, Middlesex, Norfolk and Suffolk Counties, Massachusetts. For additional information, visit www.ebsb.com.

Forward Looking Statements

Certain statements herein constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements may be identified by words such as “believes,” “will,” “expects,” “project,” “may,” “could,” “developments,” “strategic,” “launching,” “opportunities,” “anticipates,” “estimates,” “intends,” “plans,” “targets” and similar expressions. These statements are based upon the current beliefs and expectations of Meridian Bancorp, Inc.’s management and are subject to significant risks and uncertainties. Actual results may differ materially from those set forth in the forward-looking statements as a result of numerous factors. Factors that could cause such differences to exist include, but are not limited to, general economic conditions, changes in interest rates, regulatory considerations, and competition and the risk factors described in the Company’s Annual Report on Form 10-K and Quarterly Reports on Form 10-Q as filed with the Securities and Exchange Commission. Should one or more of these risks materialize or should underlying beliefs or assumptions prove incorrect, Meridian Bancorp, Inc.’s actual results could differ materially from those discussed. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this release.

MERIDIAN BANCORP, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(Unaudited)

	June 30, 2020	March 31, 2020	December 31, 2019	June 30, 2019
	(Dollars in thousands)
ASSETS
Cash and due from banks	$508,627	$457,048	$406,382	$361,050
Certificates of deposit	—	247	247	5,247
Securities available for sale, at fair value	13,022	13,820	15,076	16,500
Marketable equity securities, at fair value	16,401	13,130	15,243	14,776
Federal Home Loan Bank stock, at cost	33,282	33,278	28,947	27,469
Loans held for sale	3,682	3,403	2,455	2,105
Loans:
One- to four-family	635,683	657,245	659,366	668,997
Home equity lines of credit	74,246	78,016	69,491	60,040
Multi-family	941,922	972,122	1,003,418	1,061,839
Commercial real estate	2,556,088	2,622,379	2,696,671	2,647,033
Construction	742,845	716,477	707,370	748,457
Commercial and industrial	760,546	638,695	604,889	627,718
Consumer	11,867	11,888	12,196	11,445
Total loans	5,723,197	5,696,822	5,753,401	5,825,529
Allowance for loan losses	(60,547)	(50,946)	(50,322)	(53,865)
Net deferred loan origination fees	(8,340)	(6,021)	(5,539)	(6,292)
Loans, net	5,654,310	5,639,855	5,697,540	5,765,372
Bank-owned life insurance	41,334	41,061	41,155	41,295
Premises and equipment, net	67,098	67,527	65,841	66,280
Accrued interest receivable	17,300	13,868	14,481	15,436
Deferred tax asset, net	16,873	16,782	16,726	18,301
Goodwill	20,378	20,378	20,378	20,378
Core deposit intangible	1,887	2,005	2,123	2,385
Other assets	23,776	26,152	17,100	11,978
Total assets	$6,417,970	$6,348,554	$6,343,694	$6,368,572

LIABILITIES AND STOCKHOLDERS' EQUITY
Deposits:
Non interest-bearing demand deposits	$709,924	$572,847	$524,154	$505,679
Interest-bearing demand deposits	1,291,458	1,292,384	1,269,211	1,161,835
Money market deposits	753,980	699,026	675,702	675,452
Regular savings and other deposits	833,951	867,536	882,550	986,112
Certificates of deposit	1,231,084	1,390,156	1,569,916	1,689,226
Total deposits	4,820,397	4,821,949	4,921,533	5,018,304
Short-term borrowings	25,000	25,000	—	—
Long-term debt	779,101	720,873	636,245	600,088
Accrued expenses and other liabilities	59,199	61,111	59,329	54,479
Total liabilities	5,683,697	5,628,933	5,617,107	5,672,871
Stockholders' equity:
Preferred stock, $0.01 par value, 50,000,000 shares authorized; none issued	—	—	—	—
Common stock, $0.01 par value, 100,000,000 shares authorized; 52,407,179, 52,402,395, 53,377,506 and 53,321,805 shares issued at June 30, 2020, March 31, 2020, December 31, 2019, and, June 30, 2019 respectively	524	524	534	533
Additional paid-in capital	361,980	360,901	377,213	375,760
Retained earnings	387,983	374,712	365,742	336,628
Accumulated other comprehensive income (loss)	100	19	(147)	(24)
Unearned compensation - ESOP, 2,252,627, 2,283,068, 2,313,509, and 2,374,390 shares at June 30, 2020, March 31, 2020, December 31, 2019 and June 30, 2019, respectively	(16,314)	(16,535)	(16,755)	(17,196)
Total stockholders' equity	734,273	719,621	726,587	695,701
Total liabilities and stockholders' equity	$6,417,970	$6,348,554	$6,343,694	$6,368,572

MERIDIAN BANCORP, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF NET INCOME

(Unaudited)

	Three Months Ended			Six Months Ended
	June 30, 2020	March 31, 2020	June 30, 2019	June 30, 2020	June 30, 2019
	(Dollars in thousands, except per share amounts)
Interest and dividend income:
Interest and fees on loans	$61,445	$64,037	$64,040	$125,482	$125,681
Interest on debt securities:
Taxable	75	87	108	162	218
Tax-exempt	12	13	13	25	26
Dividends on equity securities	145	94	142	239	247
Interest on certificates of deposit	—	1	28	1	55
Other interest and dividend income	473	1,786	1,943	2,259	4,520
Total interest and dividend income	62,150	66,018	66,274	128,168	130,747
Interest expense:
Interest on deposits	10,591	16,769	20,653	27,360	39,804
Interest on short-term borrowings	52	8	—	60	295
Interest on long-term debt	4,136	4,143	3,151	8,279	5,581
Total interest expense	14,779	20,920	23,804	35,699	45,680
Net interest income	47,371	45,098	42,470	92,469	85,067
Provision for loan losses	9,641	725	78	10,366	921
Net interest income, after provision for loan losses	37,730	44,373	42,392	82,103	84,146
Non-interest income (loss):
Customer service fees	1,948	2,097	2,288	4,045	4,385
Loan (costs) fees	(35)	674	53	639	130
Mortgage banking gains, net	118	411	101	529	141
Gain on sale of asset	4,195	—	—	4,195	—
Gain (loss) on marketable equity securities, net	2,025	(4,344)	223	(2,319)	1,549
Income from bank-owned life insurance	273	297	280	570	561
Gain on life insurance distribution	124	—	—	124	—
Other income	10	34	9	44	16
Total non-interest income (loss)	8,658	(831)	2,954	7,827	6,782
Non-interest expenses:
Salaries and employee benefits	13,858	15,914	14,916	29,772	30,548
Occupancy and equipment	3,739	3,924	3,650	7,663	7,246
Data processing	2,133	2,137	2,009	4,270	3,979
Marketing and advertising	1,030	1,230	1,299	2,260	2,461
Professional services	695	997	784	1,692	1,644
Deposit insurance	606	669	929	1,275	1,941
Other general and administrative	1,240	1,449	1,530	2,689	3,094
Total non-interest expenses	23,301	26,320	25,117	49,621	50,913
Income before income taxes	23,087	17,222	20,229	40,309	40,015
Provision for income taxes	5,808	4,245	5,061	10,053	9,776
Net income	$17,279	$12,977	$15,168	$30,256	$30,239

Earnings per share:
Basic	$0.34	$0.26	$0.30	$0.60	$0.59
Diluted	$0.34	$0.25	$0.29	$0.60	$0.59
Weighted average shares outstanding:
Basic	50,131,249	50,634,983	51,051,880	50,383,116	51,086,050
Diluted	50,211,234	50,920,259	51,511,678	50,565,747	51,489,608

MERIDIAN BANCORP, INC. AND SUBSIDIARIES

NET INTEREST INCOME ANALYSIS

(Unaudited)

	Three Months Ended
	June 30, 2020			March 31, 2020			June 30, 2019
	Average Balance	Interest (1)	Yield/ Cost (1)(6)	Average Balance	Interest (1)	Yield/ Cost (1)(6)	Average Balance	Interest (1)	Yield/ Cost (1)(6)
	(Dollars in thousands)
Assets:
Interest-earning assets:
Loans (2)	$5,722,186	$62,164	4.37%	$5,741,852	$64,758	4.54%	$5,809,827	$64,740	4.47%
Securities and certificates of deposit	33,282	262	3.17	29,290	211	2.90	36,447	312	3.43
Other interest-earning assets (3)	478,725	473	0.40	400,315	1,786	1.79	290,092	1,943	2.69
Total interest-earning assets	6,234,193	62,899	4.06	6,171,457	66,755	4.35	6,136,366	66,995	4.38
Noninterest-earning assets	153,567			157,398			136,159
Total assets	$6,387,760			$6,328,855			$6,272,525
Liabilities and stockholders' equity:
Interest-bearing liabilities:
Interest-bearing demand deposits	$1,297,072	$2,293	0.71	$1,280,003	$4,497	1.41	$1,215,832	$5,584	1.84
Money market deposits	722,148	1,227	0.68	691,897	2,055	1.19	674,851	2,158	1.28
Regular savings and other deposits	841,600	995	0.48	906,100	2,531	1.12	954,811	3,961	1.66
Certificates of deposit	1,331,999	6,076	1.83	1,475,016	7,686	2.10	1,660,373	8,950	2.16
Total interest-bearing deposits	4,192,819	10,591	1.02	4,353,016	16,769	1.55	4,505,867	20,653	1.84
Borrowings	754,426	4,188	2.23	654,740	4,151	2.55	532,449	3,151	2.37
Total interest-bearing liabilities	4,947,245	14,779	1.20	5,007,756	20,920	1.68	5,038,316	23,804	1.90
Noninterest-bearing demand deposits	651,517			535,182			495,090
Other noninterest-bearing liabilities	57,922			53,688			45,506
Total liabilities	5,656,684			5,596,626			5,578,912
Total stockholders' equity	731,076			732,229			693,613
Total liabilities and stockholders' equity	$6,387,760			$6,328,855			$6,272,525
Net interest-earning assets	$1,286,948			$1,163,701			$1,098,050
Fully tax-equivalent net interest income		48,120			45,835			43,191
Less: tax-equivalent adjustments		(749)			(737)			(721)
Net interest income		$47,371			$45,098			$42,470
Interest rate spread (1)(4)			2.86%			2.67%			2.48%
Net interest margin (1)(5)			3.10%			2.99%			2.82%
Average interest-earning assets to average
interest-bearing liabilities		126.01%			123.24%			121.79%

Supplemental Information:
Total deposits, including noninterest-bearing
demand deposits	$4,844,336	$10,591	0.88%	$4,888,198	$16,769	1.38%	$5,000,957	$20,653	1.66%
Total deposits and borrowings, including
noninterest-bearing demand deposits	$5,598,762	$14,779	1.06%	$5,542,938	$20,920	1.52%	$5,533,406	$23,804	1.73%

(1)

Income on debt securities, equity securities and revenue bonds included in commercial real estate loans, as well as resulting yields, interest rate spread and net interest margin, are presented on a tax-equivalent basis. The tax-equivalent adjustments are deducted from tax-equivalent net interest income to agree to amounts reported in the consolidated statements of net income. For the three months ended June 30, 2020, March 31, 2020 and June 30, 2019, yields on loans before tax-equivalent adjustments were 4.32%, 4.49% and 4.42%, respectively, yields on securities and certificates of deposit before tax-equivalent adjustments were 2.80%, 2.68% and 3.20%, respectively, and yield on total interest-earning assets before tax-equivalent adjustments were 4.01%, 4.30% and 4.33%, respectively. Interest rate spread before tax-equivalent adjustments for the three months ended June 30, 2020, March 31, 2020 and June 30, 2019 was 2.81%, 2.62% and 2.43%, respectively, while net interest margin before tax-equivalent adjustments for the three months ended June 30, 2020, March 31, 2020 and June 30, 2019 was 3.06%, 2.94% and 2.78%, respectively.

(2)	Loans on non-accrual status are included in average balances.
(3)	Includes Federal Home Loan Bank stock and associated dividends.
(4)	Interest rate spread represents the difference between the tax-equivalent yield on interest-earning assets and the cost of interest-bearing liabilities.
(5)	Net interest margin represents net interest income (tax-equivalent basis) divided by average interest-earning assets.
(6)	Annualized.

MERIDIAN BANCORP, INC. AND SUBSIDIARIES

NET INTEREST INCOME ANALYSIS

(Unaudited)

	Six Months Ended
	June 30, 2020			June 30, 2019
	Average Balance	Interest (1)	Yield/ Cost (1)(6)	Average Balance	Interest (1)	Yield/ Cost (1)(6)
	(Dollars in thousands)
Assets:
Interest-earning assets:
Loans (2)	$5,732,019	$126,922	4.45%	$5,752,551	$127,065	4.45%
Securities and certificates of deposit	29,170	464	3.20	36,478	584	3.23
Other interest-earning assets (3)	439,520	2,259	1.03	321,472	4,520	2.84
Total interest-earning assets	6,200,709	129,645	4.20	6,110,501	132,169	4.36
Noninterest-earning assets	157,599			127,095
Total assets	$6,358,308			$6,237,596

Liabilities and stockholders' equity:
Interest-bearing liabilities:
Interest-bearing demand deposits	$1,288,538	$6,790	1.06	$1,202,572	$10,524	1.76
Money market deposits	707,022	3,281	0.93	687,260	4,306	1.26
Regular savings and other deposits	873,850	3,527	0.81	937,789	7,763	1.67
Certificates of deposit	1,403,507	13,762	1.97	1,641,012	17,211	2.11
Total interest-bearing deposits	4,272,917	27,360	1.29	4,468,633	39,804	1.80
Borrowings	704,583	8,339	2.38	555,076	5,876	2.13
Total interest-bearing liabilities	4,977,500	35,699	1.44	5,023,709	45,680	1.83
Noninterest-bearing demand deposits	593,350			488,897
Other noninterest-bearing liabilities	55,805			37,324
Total liabilities	5,626,655			5,549,930
Total stockholders' equity	731,653			687,666
Total liabilities and stockholders' equity	$6,358,308			$6,237,596
Net interest-earning assets	$1,223,209			$1,086,792
Fully tax-equivalent net interest income		93,946			86,489
Less: tax-equivalent adjustments		(1,477)			(1,422)
Net interest income		$92,469			$85,067
Interest rate spread (1)(4)			2.76%			2.53%
Net interest margin (1)(5)			3.05%			2.85%
Average interest-earning assets to average
interest-bearing liabilities		124.57%			121.63%

Supplemental Information:
Total deposits, including noninterest-bearing
demand deposits	$4,866,267	$27,360	1.13%	$4,957,530	$39,804	1.62%
Total deposits and borrowings, including
noninterest-bearing demand deposits	$5,570,850	$35,699	1.29%	$5,512,606	$45,680	1.67%

____________________

(1)  Income on debt securities, equity securities and revenue bonds included in commercial real estate loans, as well as resulting yields, interest rate spread and net interest margin, are presented on a tax-equivalent basis. The tax-equivalent adjustments are deducted from tax-equivalent net interest income to agree to amounts reported in the consolidated statements of net income. For the six months ended, June 30, 2020 and 2019, yields on loans before tax-equivalent adjustments were  4.40% and 4.41%, respectively, yields on securities and certificates of deposit before tax-equivalent adjustments were 2.94% and 3.02%, respectively, and yield on total interest-earning assets before tax-equivalent adjustments were 4.16%, and 4.31%, respectively. Interest rate spread before tax-equivalent adjustments for the six months ended June 30, 2020 and 2019 was 2.72%, and 2.48%, respectively, while net interest margin before tax-equivalent adjustments for the six months ended, June 30, 2020 and 2019 was 3.00% and 2.81%, respectively.

(2)	Loans on non-accrual status are included in average balances.
(3)	Includes Federal Home Loan Bank stock and associated dividends.
(4)	Interest rate spread represents the difference between the tax-equivalent yield on interest-earning assets and the cost of interest-bearing liabilities.
(5)	Net interest margin represents net interest income (tax-equivalent basis) divided by average interest-earning assets.
(6)	Annualized.

MERIDIAN BANCORP, INC. AND SUBSIDIARIES

SELECTED FINANCIAL HIGHLIGHTS

(Unaudited)

	Three Months Ended			Six Months Ended
	June 30, 2020	March 31, 2020	June 30, 2019	June 30, 2020	June 30, 2019
Key Performance Ratios
Return on average assets (1)	1.08%	0.82%	0.97%	0.95%	0.97%
Return on average equity (1)	9.45	7.09	8.75	8.27	8.79
Interest rate spread (1) (2)	2.86	2.67	2.48	2.76	2.53
Net interest margin (1) (3)	3.10	2.99	2.82	3.05	2.85
Non-interest expense to average assets (1)	1.46	1.66	1.60	1.56	1.63
Efficiency ratio (4)	46.79	54.18	55.57	50.44	56.38

	June 30, 2020	March 31, 2020	December 31, 2019	June 30, 2019
	(Dollars in thousands)
Asset Quality
Non-accrual loans:
One- to four-family	$3,074	$2,846	$3,082	$5,378
Home equity lines of credit	20	20	—	—
Commercial real estate	194	—	—	318
Commercial and industrial	532	323	323	350
Total non-accrual loans	3,820	3,189	3,405	6,046
Foreclosed assets	—	—	—	—
Total non-performing assets	$3,820	$3,189	$3,405	$6,046

Allowance for loan losses/total loans	1.06%	0.89%	0.87%	0.92%
Allowance for loan losses/non-accrual loans	1,585.00	1,597.55	1,477.89	890.92
Non-accrual loans/total loans	0.07	0.06	0.06	0.10
Non-accrual loans/total assets	0.06	0.05	0.05	0.09
Non-performing assets/total assets	0.06	0.05	0.05	0.09

Capital and Share Related
Stockholders' equity to total assets	11.44%	11.34%	11.45%	10.92%
Book value per share	$14.01	$13.73	$13.61	$13.05
Tangible book value per share (5)	$13.59	$13.31	$13.19	$12.62
Market value per share	$11.60	$11.22	$20.09	$17.89
Shares outstanding	52,407,179	52,402,395	53,377,506	53,321,805

(1)	Quarterly amounts are annualized.
(2)	Interest rate spread represents the difference between the tax-equivalent yield on interest-earning assets and the cost of interest-bearing liabilities.
(3)	Net interest margin represents net interest income (tax-equivalent basis) divided by average interest-earning assets.
(4)

The efficiency ratio is a non-GAAP measure representing non-interest expense divided by the sum of net interest income and non-interest income excluding gains and losses on marketable equity securities and gains and losses on sale of assets. The efficiency ratio is a common measure used by banks to understand expenses related to the generation of revenue. We have removed gains and losses on marketable equity securities and gains and losses on sale of assets as management deems them to be either discretionary or market driven and not representative of operating performance. Presented on a basis including gains and losses on marketable equity securities and gains and losses on sale of assets the efficiency ratio was 41.59%, 59.46% and 55.29% for the quarters ended June 30, 2020, March 31, 2020, and June 30, 2019, respectively and 49.47% and 55.43% for the six months ended June 30, 2020 and 2019, respectively.

(5)	Tangible book value per share represents total stockholders’ equity less goodwill and other intangible assets divided by the number of shares outstanding.